Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 7, 2023
Registration Statement Nos. 333-259868 and 333-259868-08

***PRICING DETAILS*** $1.48+bln Toyota Auto Receivables 2023-D Owner Trust (TAOT 2023-D)

Joint Bookrunners : J.P. Morgan (struc), MUFG, SMBC, U.S Bancorp

Co-Managers : CIBC, Scotia Capital, UniCredit

TOTAL AVAIL

CL	AMT($MM)	AMT($MM)	WAL	S&P/F	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	310.000	294.500	0.21	A-1+/F1+	1-5	04/24	11/24	I-Curve	+18	5.604	5.604	100.00000
A-2a	312.300	296.685	1.06	AAA/AAA	5-21	08/25	11/26	I-Curve	+57	5.872	5.80	99.99849
A-2b*	312.300	296.685	1.06	AAA/AAA	5-21	08/25	11/26	SOFR30A	+55			100.00000
A-3	554.400	526.680	2.54	AAA/AAA	21-43	06/27	08/28	I-Curve	+81	5.609	5.54	99.98922
A-4	71.000	67.450	3.82	AAA/AAA	43-47	10/27	03/29	I-Curve	+92	5.560	5.49	99.97705
B	40.000		3.92	<RETAINED>
* Class A-2b benchmark is SOFR 30A

Expected Settle :	11/14/23	Registration :	SEC Registered
First Pay Date :	12/15/23	ERISA Eligible :	Yes
Expected Ratings :	S&P, Fitch	Px Speed :	1.30% ABS to 5% Clean-Up Call
Ticker :	TAOT 2023-D	Min Denoms :	$1k x $1k
Bill & Deliver :	J.P. Morgan
Expected Pricing :	PRICED

CUSIPs :	Available Information:
A-1 89239FAA0	* Prelim Prospectus : Attached
A-2a 89239FAB8	* Ratings FWP : Attached
A-2b 89239FAC6	* IntexNet/CDI : Separate Message
A-3 89239FAD4
A-4 89239FAE2

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.